Exhibit 99 - Press Release

       Advanced Plant Pharmaceuticals acquires 99 per cent of Mazal Plant Pharmaceuticals Inc. A Company Focused on Developing Three Drugs for FDA
                               Approval Process.

New York, NY-- David Lieberman, CEO of Advanced Plant Pharmaceuticals, Inc., (OTCBB: APPI) confirmed today the closing of an asset sale agreement entered with Mazal Plant Pharmaceuticals Inc., a private Delaware corporation ("Mazal") whereby in exchange for of 7,000,000 shares of common stock of Mazal, APPI transferred intellectual property to Mazal relating to three whole plant pharmaceutical drugs. Mazal presently has 7,050,100 shares of common stock issued and outstanding. Mazal is focused on the FDA development, testing, manufacturing and selling of plant pharmaceutical drugs.

APPI focuses on the research and development of whole plant-based products. APPI has developed three potential whole plant pharmaceutical drugs formulas:

      o MAHDL designed to lower cholesterol and improve HDL/LDL levels is targeted to over 50 Million potential customers in the US and Canada.

      o Leuknil, a Plant-based Pharmaceutical composition designed to treat leukemia, and o as well as a plant-based composition designed to treat Alzheimer's disease.

APPI has also developed a method for producing these compositions into a drug form. Mazal initial plans are to apply for an Investigational New Drug from the FDA and to pursue Phase 2 for the cholesterol drug.

Under the terms of the agreement, APPI has transferred its intellectual property rights (with exception of rights previously assigned to other entities) to Mazal, including all patents, trademarks and service marks, labels and copyrights, and all registrations and applications worldwide related to the three pharmaceuticals, as well as all technical processes, formulas, recipes and/or other such information related to development, testing, manufacturing, packaging and selling of the same.

In exchange, APPI will receive, on a quarterly basis, a royalty on all sales subject to the terms of the agreement. The Company also acquired 7,000,000 shares of common stock of Mazal.

APPI continues to pursue sales of its nutritional product Lo-Chol targeted for the nutritional cholesterol market and Sinusol, a OTC homeopathic drug for treating sinus and allergy ailments

Mazal expects to announce the management team and its web site in the near future.

Additional corporate information is available on the Company's website, www.advancedplantpharm.com.
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Forward-Looking Statements:

This release contains forward-looking statements within the meaning and pursuant to the Safe Harbor provisions of the Securities Litigation Reform Act of 1995 and involve risks and uncertainties that may individually or mutually impact the matters herein described, including but not limited to product development and acceptance, manufacturing, competition, regulatory and/or other factors, which are outside the control of the Company.

Contact:

LC Group
(404) 261-1196